Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES 2008 GUIDANCE

HOUSTON, TX – December 6, 2007 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced guidance for 2008, which is shown below.

Year Ending December 31, 2008 (in thousands, except per share data)
Revenues	$428,000 - $473,000
Income before income taxes	$27,700 - $30,700
Net income	$18,000 - $20,000
Net income per diluted share *	$1.51 - $1.68

*Net income per diluted share guidance assumes 11.9 million weighted average shares outstanding.

Guidance for 2008 excludes any impact from the Company’s previously announced proposed public offering of 1,600,000 common shares and the exercise by the underwriter of its over-allotment option to purchase an additional 240,000 shares.  The Company expects that completion of the proposed offering, assuming full exercise of the over-allotment option, would reduce 2008 net income per diluted share by approximately $0.09.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas and, with the acquisition of RHB, also in Nevada.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
James H. Allen, Jr., 281-821-9091	The Equity Group Inc.
or	Linda Latman, 212-836-9609
Joseph Harper, 281-821-9091	Lena Cati, 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com